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                                    EXHIBIT 99.2

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                         SOUTHSIDE FINANCIAL GROUP, INC.
                           675 North Jeff Davis Drive
                           Fayetteville, Georgia 30214
                                 (770) 460-6550


                               _____________, 1996


To the Shareholders of SOUTHSIDE FINANCIAL GROUP, INC.:

     You are cordially invited to attend the Special Shareholders' Meeting of Southside Financial Group, Inc. ("Southside") to be held on ____________, 1996. Official Notice of the meeting and the Joint Proxy Statement/Prospectus of management of Southside accompany this letter.

     The purpose of the meeting is to consider and vote upon the acquisition of Southside by Newnan Holdings, Inc., a company formed by Newnan Savings Bank, FSB in order to reorganize into a holding company structure.

     Newnan Holdings, Inc. proposes to acquire 100% of the Southside common stock for the purchase price of $41.00 per share less a pro rata portion of a special reserve established with respect to several loans on the books of Citizens Bank & Trust of Fayette County which will be distributed after repayment and collection on the loans equal their net book value. The terms of the acquisition are discussed in detail in the accompanying Joint Proxy Statement/Prospectus.

     The accompanying Joint Proxy Statement/Prospectus describes in greater detail the proposed transaction, as well as the Board's reasons for supporting it. The Joint Proxy Statement/Prospectus has been prepared in accordance with the requirements of various federal and state laws and regulations. Please read the Joint Proxy Statement/Prospectus carefully.

     The directors of Southside have advised me that they intend to vote their shares of Southside common stock in favor of the acquisition, and I urge you to vote in favor of the transaction as well.

     Whether or not you plan to attend the meeting, please mark, date and sign the enclosed form of proxy and return it to Southside in the envelope provided as soon as possible. Adoption of the plan of reorganization requires approval by the holders of two-thirds of Southside's outstanding common stock, which means that your vote is very important regardless of the number of shares that you own. Again, we urge you to read the Joint Proxy Statement/Prospectus carefully.

                                        Very truly yours,



                                        B.D. Murphy, III
                                        Chairman of the Board